EXHIBIT 15.3

Consent of Donald J. Birak

I, Donald J. Birak, independent consultant and Registered Member of the Society for Mining, Metallurgy and Exploration (“SME”) and Fellow of the Australasian Institute for Mining and Metallurgy (“AusIMM”) have reviewed and approved of the scientific and technical information contained in Amendment No. 1 to the Annual Report on Form 20-F (the “Amended Annual Report”) for Patagonia Gold Corp. (the “Company”) for the year ended December 31, 2021. I hereby consent to such approval statement and to the reference to my name in the Company’s Amended Annual Report.

/s/ “Donald J. Birak”
Donald J. Birak,
Registered Member – SME #260700RM
Fellow – AusIMM #209622
Dated: July 22, 2022